[Execution Copy]
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into between Polymer Group, Inc., (“PGI”), a Delaware corporation, and Joel Hackney (“Executive”) as of June 11, 2013, with Executive’s employment to commence on July 15, 2013 or such earlier date as the parties may agree (the “Effective Date”).
In consideration of the respective covenants and agreements set forth below, PGI and Executive agree as follows:
Article I Employment, Compensation And Benefits
1.1    Term and Position.
(a)    PGI agrees to employ Executive and Executive agrees to be employed by PGI as Chief Executive Officer of PGI. As Chief Executive Officer, Executive shall serve as a member of PGI’s Board of Directors and the Board of Directors of PGI’s parent company, Scorpio Holdings Corporation (collectively, the “Board”). Executive shall have the normal duties, responsibilities, functions and authority of the Chief Executive Officer and shall devote full working time to the successful conduct of the business of PGI; however, Executive may in the future serve on the board of directors of one for-profit corporation (provided any such corporation is not in competition with PGI or any affiliate of The Blackstone Group L.P. (“Blackstone”), provided further that Blackstone’s consent to any such directorship shall not be unreasonably withheld) and two not-for-profit corporations. Executive will report directly to the Board and Executive’s specific duties shall be determined by the Board.
(b)    The term of the Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date, unless extended in writing by the parties or earlier terminated in accordance with the terms of Article II hereof.
(c)    As of the Effective Date, Executive’s principal place of employment shall be located in the Charlotte metropolitan area. Executive shall be required to relocate Executive’s residence permanently to the Charlotte metropolitan area within six months of the Effective Date.
1.2    Compensation.
(a)    Base Compensation. For all services rendered by Executive during the Term, Executive shall receive base compensation at a rate of $850,000 per annum (“Base Compensation”), payable in accordance with PGI’s then existing payroll practices, less such deductions as are authorized or required by law. Executive’s Base Compensation shall be subject to review annually by the Board.

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(b)    Bonus Payments.

(i)
Executive shall be eligible to receive an annual bonus pursuant to a short-term cash incentive bonus plan (a “Bonus Plan”) to the extent such a plan is implemented for any given year during the Term, on terms no less favorable than the terms under which other members of senior management participate (any such bonus, the “Annual Bonus”). During each fiscal year, Executive’s target Annual Bonus under any such Bonus Plan will be, and shall not exceed, 100% of Base Compensation, and the maximum Annual Bonus payable to Executive will be 200% of Base Compensation. The amount of the Annual Bonus, if any, shall be based on annual performance goals to be established by the Board in consultation with Executive.

(ii)
PGI is under no obligation to establish a Bonus Plan for any given year, and no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, except to the extent expressly provided in Article II .

(iii)
In lieu of Executive’s participation in the 2013 Bonus Plan, on the occurrence of the Effective Date, Executive shall be entitled to receive a sign-on bonus in an amount equal to the sum of (A) $850,000 multiplied by a fraction, the numerator of which is the number of days between the Effective Date and December 31, 2013 (inclusive), and the denominator of which is 365, plus (B) $150,000 (such sum, the “Sign-On Bonus”), less applicable withholding and payable within 30 days of the Effective Date, provided that Executive will be obligated to refund the Sign-On Bonus to PGI in the event of Executive’s resignation without Good Reason (as defined below) or termination by PGI of Executive’s employment for Cause (as defined below), in either case, prior to January 31, 2014.

1.3    Equity Compensation.
(a)    Stock Option. Effective as of the Effective Date, Executive will be granted an option (the “Option”) to purchase 6,000 shares of common stock of Scorpio Holdings Corporation, a Delaware corporation (the “Parent”), with an exercise price per share equal to the fair market value on the Effective Date (which is expected to be $1,000 per share). The exercise of the Option will be subject to achievement of time-based and exit vesting criteria on the terms set forth in the attached form of stock option agreement as Exhibit C, and the Option shall be solely subject to the definitive documents evidencing such awards or incorporated therein.
(b)    Restricted Stock Units. Effective as of the Effective Date, Executive will be granted restricted stock units (the “RSUs”) covering 3,000 shares of common stock of Parent. The RSUs will be subject to vesting criteria as set forth in the attached form of restricted stock

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unit agreement as Exhibit D, and the RSUs shall be solely subject to the definitive documents evidencing such awards or incorporated therein.
(c)    Co-investment. During the 90-day period following the Effective Date, Executive may elect to make an investment (the “Co-Investment”) in Parent or one of its affiliates, at a per share price equal to the fair market value of a share of common stock of Parent on the closing date of such Co-Investment. The Co-Investment, if any, shall solely be subject to the definitive documents evidencing investment or incorporated therein.
1.4    Reimbursement of Expenses. During the Term, PGI shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with PGI’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to PGI’s requirements with respect to reporting and documentation of such expenses. PGI shall reimburse Executive for all fees and dues paid in connection with Executive’s membership and participation in business organizations and Executive’s attendance at conferences. PGI shall pay up to $25,000 of Executive’s reasonable professional fees in incurred in connection with the negotiation and preparation of this Agreement and agreements described herein.
1.5    Paid Leave.
(a)    Vacation. Executive shall be entitled to 4 weeks’ vacation pay per calendar year, without carryover, which vacation shall accrue ratably during the year in accordance with PGI’s policies.
(b)    Sick Leave. Executive shall be entitled to sick leave in accordance with the policies adopted from time to time by PGI for its employees.
(c)    Holiday Leave. Executive shall be entitled to paid time off on such holidays for which PGI is closed for business.
1.6    Benefits. Executive shall be entitled to participate in the various employee benefit programs (including health, life, retirement and disability) which PGI may establish and modify from time to time for the benefit of all its employees, if and when Executive satisfies the eligibility requirements for such employee benefit plans. PGI retains the right to amend, modify or terminate any employee benefits from time to time in its discretion. PGI shall provide Executive reimbursement for life insurance premiums in an amount not to exceed $1,000 per annum.
1.7    Company Automobile. PGI shall provide Executive with the continued use of an automobile during the Term. PGI shall maintain automobile insurance on the automobile, will cover the cost of general maintenance on the automobile, and reimburse Executive for fuel. To the extent Executive uses the automobile for personal purposes, the value of such personal use shall be included in Executive’s income in accordance with applicable tax law. Executive

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shall be responsible for any costs in excess of $20,000 per year that result from the provision of benefits pursuant to this Section 1.7.
1.8    Relocation. PGI shall reimburse all reasonable costs of relocation of Executive (and his family) to the Charlotte metropolitan area commensurate with his position, including physical packing (and unpacking), including crating and insurance for antiques, artwork and other fragile valuables, and moving personal property, up to 120 days’ temporary housing and storage, all expenses of the sale of Executive’s current residence and purchase of a residence in metropolitan Charlotte (including brokers’ commissions, attorneys’ fees, title charges, inspection, transfer taxes and fees, and mortgage fees and expenses (but not points)), a miscellaneous cash allowance of $50,000, and such other expenses as are covered under the relocation policy of PGI generally applicable to its senior executives, other than any miscellaneous cash allowances provided for therein. All such relocation payments and benefits will be fully grossed-up for any applicable income and employment taxes with respect to any reportable income.
Article II    Termination Before The Term Expires And Effects Of Such Termination
2.1    Termination By PGI. PGI may terminate Executive’s employment before the Term expires for the following reasons:
(c)    Cause. For “Cause” upon the determination by the Board that “cause” exists to terminate Executive. “Cause” means (i) a material breach of this Agreement by Executive; provided, that if such breach is capable of being cured, Executive shall be provided 15 days written notice to cure such breach, (ii) a breach of Executive’s duty of loyalty to PGI or any of its subsidiaries or any act of dishonesty or fraud with respect to PGI or any of its subsidiaries, (iii) the commission by Executive of a felony, a crime involving moral turpitude or other act or omission (excluding business acts or omissions in the ordinary course) causing material harm to the standing and reputation of PGI and its subsidiaries, (iv) Executive reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct (excluding business conduct in the ordinary course) causing PGI or any of its subsidiaries substantial public disgrace or disrepute or economic harm, or (v) any willful act or omission by Executive aiding or abetting a competitor, supplier or customer of PGI or any of its subsidiaries to the material disadvantage or detriment of PGI and its subsidiaries. The burden for establishing the validity of any termination for Cause shall rest upon PGI; provided that PGI shall furnish notice to Executive of such Cause termination, which notice must specify in reasonable detail the particulars of Executive’s conduct that constitute Cause. If PGI terminates Executive’s employment for Cause, Executive shall be entitled only to the pro rata Base Compensation through the date of such termination, and all future compensation and benefits shall cease (except for those benefits vested per plan terms). Other than what is provided in this Section 2.1(a) Executive shall not be entitled to any other salary, compensation or benefits as a result of a termination for Cause.
(d)    Involuntary Termination. Involuntary termination at PGI’s option may occur for any reason whatsoever, including termination without Cause, in the sole discretion of the Board (“Involuntary Termination”). Upon an Involuntary Termination before the Term

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expires, Executive shall be entitled to receive from PGI, in lieu of severance payments under any other plan or program of PGI,

(i)
for an Involuntary Termination (A) an amount equal to 1.5 times the sum of (1) Executive’s Base Compensation and (2) target Annual Bonus, each as in effect immediately prior to the date of Executive’s termination (the “Severance Amount”);

(ii)
the Annual Bonus for the fiscal year in which the termination date occurred, determined by the Committee as though Executive had continued to be employed through the end of the fiscal year in which the termination date occurred (but with any subjective performance ratings applicable solely to Executive’s individual performance deemed satisfied at target levels, and all other subjective performance ratings deemed achieved at actual achievement levels and consistent with any comparable subjective performance ratings of company-wide performance), multiplied by a fraction equal to the number of days of employment completed by Executive during the fiscal year in which the termination date occurred divided by 365 (the “Pro Rata Bonus”);

(iii)	any Annual Bonus for a completed fiscal year of PGI that has been earned but not yet been paid to Executive (the “Prior Year Earned Bonus”); and

(iv)	a lump sum equal to 18 months of COBRA premiums to cover continued medical benefits, in each case if and only if Executive has executed and delivered to PGI the General Release substantially in form and substance as set forth in Exhibit C attached hereto no later than the 45th day following the termination date and only so long as Executive has not breached the provisions of Article III or Section 4.1 hereof and does not apply for unemployment compensation chargeable to PGI during the period from the date of termination through the date that is 18 months after the date of termination (the “Severance Period”). The Severance Amount payable pursuant to this Section 2.1(b) and the Prior Year Earned Bonus shall be paid in twelve equal monthly installments beginning on the 53rd day following the termination date, and the second installment on the 60th day following the termination date, and each other installment payable each month thereafter during the Severance Period. The Pro Rata Bonus shall be payable at such time any annual bonuses in respect of the fiscal year in which the termination date occurs are paid to senior executives of PGI. The disposition of the Option and the RSUs on Executive’s termination shall be governed by the terms of the respective grant agreements. The amounts payable pursuant to this Section 2.1(b) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period.
This Section 2.1(b) shall not be interpreted so as to limit any benefits to which the Executive, Executive’s dependents or beneficiaries may otherwise be entitled under any of PGI’s

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employee benefit plans, programs or practices following the termination of employment of the Executive, including without limitation, any applicable retiree life insurance benefits. Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Term shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA); provided, that for purposes of determining Executive’s rights under COBRA, the date of the later to occur of (x) the date of the termination or expiration of the Term or (y) the date of the final payment of any severance payments made pursuant to Section 2.1(b) above, shall be deemed to be the qualifying event for such purpose. PGI may offset any amounts Executive owes it or its subsidiaries against any amounts it or its subsidiaries owes Executive hereunder.
Other than what is provided in this Section 2.1(b) Executive shall not be entitled to any other salary, compensation or benefits as a result of an Involuntary Termination.
(e)    Death/Disability. Upon Executive’s (i) death, or (ii) becoming incapacitated or disabled so as to entitle Executive to benefits under PGI’s long-term disability plan, or (iii) becoming permanently and totally unable to perform Executive’s duties for PGI as a result of any physical or mental impairment supported by a written opinion by a physician selected by PGI, Executive or Executive’s heirs shall be entitled to Executive’s pro rata Base Compensation through the date of such determination and the Prior Year Earned Bonus. Other than what is provided in this Section 2.1(c) Executive shall not be entitled to any other salary, compensation or benefits as a result of termination of employment due to death or disability.
(f)    Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of PGI’s affiliates and subsidiaries.
2.2    Termination By Executive. Executive may terminate the employment relationship before the Term expires for the following reasons:
(d)    Good Reason. A termination for “Good Reason” shall be deemed to be an Involuntary Termination and shall mean a termination as a result of the following, in each case without Executive’s prior written consent:

(i)	The failure of PGI to pay or cause to be paid Executive’s Base Compensation or Annual Bonus when due hereunder;

(ii)
The assignment to Executive of duties materially inconsistent with Executive’s then-current duties, responsibilities and status with PGI, or a change in Executive’s then-current titles or offices at PGI, or removal from, or failure to reelect Executive to, any such position; or

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(iii)	A reduction by PGI in Executive’s Base Compensation as in effect on the Effective Date, or as the same may be increased from time to time thereafter;

(iv)
A failure of PGI to agree to extend the date of expiration of the Term by at least one year in response to a written request delivered by Executive not later than 90 days before the expiration date (which termination for Good Reason shall be effective on the expiration date of the Term);

(v)	Any purported termination by PGI for Cause or Disability, without grounds therefor; or

(vi)	A change in PGI’s headquarters location that is at least 50 miles from PGI’s headquarters in effect on the Effective Date;
provided, however, that each of the events described in clauses (i) through (v) shall constitute Good Reason only if PGI fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; and provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given PGI written notice thereof prior to such date.

(e)    Voluntary Termination. For any other reason whatsoever, in Executive’s sole discretion. Upon a “Voluntary Termination” before the Term expires, all of Executive’s future compensation and benefits shall cease as of the date of termination (except benefits vested as of the termination per plan terms), and Executive shall be entitled only to pro rata Base Compensation through the termination date.
2.3    Certain Obligations Continue. Neither termination of employment nor expiration of the Term terminates the continuing obligations of this Agreement, including obligations under Article III and Section 4.1.
2.4    Employment Beyond Term. Unless the parties hereto mutually agree otherwise at a later date, should Executive remain employed by PGI after the Term expires, such employment shall convert to an employment-at-will relationship, terminable at any time by either PGI or Executive for any reason whatsoever, with or without cause. During such continued employment, Article III and Sections 4.1 and 4.7 shall continue in full force and effect.
Article III    Confidential Information; Post-Employment Obligations
3.1    This Agreement. The terms of this Agreement constitute confidential information, which Executive shall not disclose to anyone other than Executive’s spouse, attorneys, tax advisors, or as required by law. Parent and PGI may disclose the terms of this Agreement as required by law.

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3.2    Parent and PGI Property. All written materials, records, data, and other documents prepared or possessed by Executive during Executive’s employment by Parent or PGI are Parent’s and PGI’s respective property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Parent’s and PGI’s property.
All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Parent’s or PGI’s premises or otherwise) which relate to Parent’s or PGI’s business, products, or services are Parent’s or PGI’s property. Executive agrees to make prompt and full disclosure to Parent and PGI or their subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to Parent’s, PGI’s or their subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Parent, PGI or their subsidiaries and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in Parent or PGI or one or more of their subsidiaries. To the extent that any Work Product is not deemed to be a “work made for hire,” Executive hereby assigns and agrees to assign to Parent, PGI or such subsidiary all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product. Executive shall promptly perform all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm Parent’s, PGI’s or such subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).
At the termination of Executive’s employment with Parent or PGI for any reason, Executive shall return all of Parent’s or PGI’s property to Parent or PGI, as applicable.
3.3    Confidential Information: Non-Disclosure. Executive acknowledges that the business of Parent, PGI and their subsidiaries is highly competitive and that Parent and PGI have provided and will provide Executive with access to Confidential Information relating to the business of Parent, PGI and their subsidiaries. “Confidential Information” means and includes Parent’s and PGI’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers,

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investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to Parent’s or PGI’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Parent or PGI; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by Parent, PGI or their subsidiaries in their business to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Parent, PGI and their subsidiaries in maintaining their competitive position.
Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of Parent, PGI and their subsidiaries.
Executive agrees that Executive will not, at any time during or after Executive’s employment with Parent or PGI, make any unauthorized disclosure of any Confidential Information of Parent, PGI or their subsidiaries, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder. Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as Parent’s and PGI’s Confidential Information.
3.4    Non-Competition Obligations. Executive acknowledges that Parent and PGI are providing Executive with access to Confidential Information. Executive’s non-competition obligations are ancillary to PGI’s agreements provided in Article II and agreement to disclose Confidential Information to Executive. In order to protect the Confidential Information described above, and in consideration for Executive’s receiving access to this Confidential Information, right to compensation and benefits upon certain terminations as provided in Article II, and receiving other compensation provided in this Agreement, PGI and Executive agree to the following non-competition provisions:
During Executive’s employment and during the eighteen (18) month period following Executive’s date of termination for any reason, Executive will not, in any geographic area where Parent, PGI or their subsidiaries engage or plan to engage in business directly or indirectly, either on Executive’s own behalf or on behalf of any other person, association or entity:
(a)    engage in any business competing with any businesses in which Parent, PGI or their subsidiaries currently engage in business, has plans to engage in business, or has engaged in business in the 12-month period preceding the date of termination (a “Competing Business”);

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(b)    perform any job, task, function, skill, or responsibility for a Competing Business that Executive has provided for Parent or PGI in the 12-month period preceding the date of termination; or
(c)    render advice or services to, or otherwise assist, any other person, association or entity in the business of “a” or “b” above.
Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information Parent and/or PGI have provided to Executive.
Executive agrees that this provision defining the scope of activities constituting competition with Parent and PGI is narrow and reasonable for the following reasons: (i) Executive is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of Parent, PGI or their subsidiaries; (ii) Executive is free to seek employment with other companies that do not directly or indirectly compete with any business of Parent, PGI or their subsidiaries; and (iii) there are many other companies that do not directly or indirectly compete with any business of Parent, PGI or their subsidiaries. Thus, this restriction on Executive’s ability to compete does not prevent Executive from using and offering the skills that Executive possessed prior to receiving Confidential Information, specialized training, and knowledge from Parent, PGI and/or their subsidiaries.
3.5    Non-Solicitation of Customers. During Executive’s employment and during the eighteen (18) months following the termination of employment for any reason, Executive will not call on, service, or solicit competing business from customers of Parent, PGI or their subsidiaries whom the Executive, within the twenty-four (24) months prior to termination of employment, (i) had or made contact with, or (ii) had access to information and files about. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.
3.6    Non-Solicitation of Employees. During Executive’s employment and during the eighteen (18) months following the termination of employment for any reason, Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of Parent, PGI or their affiliates whom Executive had contact with, knowledge of, or association with in the course of employment with Parent or PGI to terminate his or her employment, and will not assist any other person or entity in such a solicitation.
3.7    Arbitration. Except with respect to equitable remedies sought in disputes or claims under Article III or Section 4.1 hereof (which may be pursued in any court of competent jurisdiction as specified herein and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by Parent, PGI and their subsidiaries (including, without limitation, disputes and

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claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties. Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or North Carolina state court of competent jurisdiction sitting in Mecklenburg County, North Carolina, and agrees that such court shall be the exclusive forum with respect to disputes and claims under this Agreement and for the enforcement of any Final Determination, and irrevocably and unconditionally waives (i) any objection to the laying of venue of any such action, suit or proceeding in such court or (ii) any argument, claim, defense or allegation that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.
3.8    Warranty. Executive warrants that Executive is not a party to any other restrictive agreement limiting Executive’s activities in Executive’s employment by Parent or PGI. Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with Parent or PGI and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive’s duties hereunder.
Article IV    Miscellaneous
4.1    Mutual Non-Disparagement.
(a)    Executive shall refrain, both during and after Executive’s employment, from making any oral or written statements to third parties about Parent, PGI, Blackstone, any of their respective subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness; or that are intended to, or reasonably likely to, disparage them.
(b)    PGI, Parent, and Blackstone shall refrain, both during and after Executive’s employment, from making any oral or written statements to third parties about Executive that are slanderous, libelous, or defamatory, or that disclose private or confidential information about Executive’s personal business affairs; or that constitute an intrusion into Executive’s seclusion or private life; or that give rise to unreasonable publicity about Executive’s private life; or that place him in a false light before the public; or that are intended to, or reasonably likely to, disparage him, provided, that any actions by an employee of PGI or Blackstone who is not an officer or director of either Parent, PGI, or Blackstone without the approval of the Board shall not constitute a violation of the foregoing. Parent, PGI and

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Blackstone shall be entitled to make statements in the ordinary course of their business or as is reasonably necessary to comply with applicable law (including applicable securities and disclosure requirements), and including any statements determined by their corporate counsel to be reasonably necessary if Executive is terminated for Cause.
4.2    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive: at the address specified in PGI’s personnel records.
Notices to PGI:
Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 Attn: General Counsel
With a copy to:

The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Fax No.: (212) 583-5722 Attention: Anjan Mukherjee
and:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax No.: (212) 455-4502 Attention: Gregory T. Grogan
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
4.3    No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.
4.4    409A Compliance. This Agreement and any amendments thereto shall, to the extent applicable, comply with and be interpreted in such a manner as to be consistent with the provisions of Section 409A of the Code, and any Treasury regulations or other Internal Revenue Service guidance promulgated thereunder. In addition, notwithstanding any provision herein to the contrary, if Executive is determined to be a “specified employee” (as such term is

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defined in Section 409A(a)(2)(B)(i) of the Code), any payment due and payable hereunder as a result of Employee’s separation from service shall not be made before the date which is six (6) months after Executive’s date of separation from service.
4.5    Assignment. This Agreement shall be binding upon PGI and inure to the benefit of PGI and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of PGI. Executive’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without PGI’s prior written consent.
4.6    Excise Tax.
(a)    If both Parent and PGI are not an entity whose stock is readily tradable on an established securities market (or otherwise) at the time that a “change of control” under Regulation 1.280G occurs following the Effective Date, Executive, Parent, and PGI shall use their respective best efforts to avoid the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or a loss of deductibility under Section 280G of the Code, including, to the extent Executive agrees to waive Executive’s entitlement to potential “parachute payments” (as defined under Regulation 1.280G), Parent or PGI shall seek to obtain stockholder approval thereof in accordance with the terms of Section 280G(b)(5) of the Code.
(b)    If PGI or Parent is an entity whose stock is readily tradable on an established securities market (or otherwise) at the time that a “change in control” under Regulation 1.280G occurs following the Effective Date, then anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution to or for Executive’s benefit or the acceleration thereof would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that Executive may elect to have the noncash severance payments reduced (or eliminated) prior to any reduction of the cash severance payments. Executive shall remain

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solely liable for all income taxes, Excise Tax, or other amounts assessed on any payments or benefits and nothing in this Agreement shall be interpreted as obligating the PGI, or any successors thereto, to pay (or reimburse Executive for) any income taxes, Excise Tax, or other taxes or amounts assessed against or incurred by Executive in connection with Executive’s receipt of any such payments or benefits.
4.7    Indemnification, Liability Insurance. PGI agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by PGI’s certificate of incorporation and under the bylaws of PGI against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good-faith performance of the Executive’s duties and obligations to PGI. PGI shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term of this Agreement in the same amount and on the same terms as PGI covers its other active officers and directors, if such coverage is obtainable, but in all events such coverage shall be at least in substantially the same amount and on substantially the same terms as PGI covers its other active officers and directors.
4.8    Recovery of Awards. If, prior to or within two (2) years of the termination of Executive’s employment with PGI, either (i) PGI is required to make a material restatement of financial results for years during which Executive was an employee and due to actions or inactions by him or that he had knowledge of, or (ii) Executive is found to have engaged in misconduct while an employee, which, if discovered at the time would have justified a Cause termination, Executive may be required by the Board to return any outstanding equity awards granted on or after the Effective Date and any value received from any cash-based or equity-based incentive awards granted on or after the Effective Date by PGI or any successor entity.
4.9    Other Agreements; Inconsistency. This Agreement replaces and merges any other previous agreements and discussions pertaining to the nature of, term, and termination of Executive’s employment relationship with PGI, and this Agreement (and the documents referenced herein) constitutes the entire agreement of the parties with respect to such subject matters. No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Executive by PGI that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any profits interest, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of PGI, the terms of this Agreement shall control over such Other Provision to the extent that the terms of this Agreement are more beneficial to the Executive.
4.10    Survival/Severability/Headings. It is the express intention and agreement of the parties that the provisions of Article III and Sections 4.1, 4.7 and 4.8 shall survive the termination of employment of Executive. In addition, all obligations of PGI to make payments, and to provide for equity vesting, under this Agreement shall survive any termination of this Agreement on the terms and conditions set forth in this Agreement. The invalidity or

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unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.
[Remainder of page left intentionally blank. Signatures follow.]

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IN WITNESS WHEREOF, PGI and Executive have executed this Agreement in multiple originals as of the date first written above.

POLYMER GROUP, INC.			JOEL HACKNEY

/s/ Mike S. Zafirovski			/s/ Joel Hackney
By:
	Name:	Mike S. Zafirovski
	Title:	Chairman

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